Exhibit 99.1

Amarantus Announces Presentation of Eltoprazine Phase 1/2a Clinical Data at the
19th International Congress of Parkinson’s Disease and Movement Disorders

- Poster Presentation on June 15, 2015 from 12:30-2:00 p.m. PDT -

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – June 15, 2015 - Amarantus BioScience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on developing therapeutic and diagnostic products for neurological disorders and orphan indications, announced that data from the Phase 1/2a clinical study of eltoprazine for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD-LID) has been accepted for presentation at the 19th International Congress of Parkinson’s Disease and Movement Disorders being held June 14-18, 2015, in San Diego, CA.

Professor Per Svenningsson, M.D., Ph.D., of the Centre for Molecular Medicine at Karolinska Institutet, will present poster number 331 entitled, “Single oral treatment with the 5-HT1A/B agonist, Eltoprazine, counteracts L-dopa-induced dyskinesias in Parkinson's disease: A phase I/IIA, double-blind, randomized, placebo-controlled, dose-finding study,” on Monday, June 15, 2015, from 12:30-2:00 p.m. PDT in the Coronado Ballroom of the Manchester Grand Hyatt.

Further, poster number 331 has been selected for a guided poster tour with Professor Svenningsson. Guided Poster Tour 16 entitled, “Parkinson’s Disease: Neuropharmacology,” will be held at Harbor G, 2nd Level, Harbor Tower from 12:00-3:30 p.m. PDT on Thursday, June 18, 2015.

Eltoprazine is a small-molecule 5-HT1A/1B serotonin receptor agonist, investigational drug candidate, with a well-established safety profile. A Phase 1/2a dose-finding study was conducted with eltoprazine to determine its effect against levodopa-induced dyskinesia, in patients with Parkinson's disease. The double-blind, randomized, placebo-controlled clinical study was led by Professor Svenningsson, Professor Anders Björklund, Ph.D., Faculty of Medicine at Lund University, and Professor Håkan Widner, M.D., Ph.D., Faculty of Medicine at Lund University. The study was partially supported by a grant from The Michael J. Fox Foundation for Parkinson's Research.

Amarantus previously announced that it will commence a multi-center, 60-subject Phase 2b study in individuals with PD-LID before the end of the June 2015. The study will be a double-blind, placebo-controlled, four-way crossover, dose range finding, clinical trial designed to evaluate dose response effect of repeated eltoprazine dosing on safety, tolerability and dyskinesia severity using state-of-the-art rating scales, diaries and motion sensors (ClinicalTrials.gov Identifier: NCT02439125). Pharmacokinetics and pharmacodynamics will also be evaluated. The Company expects to report top-line results from this Phase 2b study in the second quarter of 2016.

About Eltoprazine

Eltoprazine is a small molecule 5HT1A/1B partial agonist in clinical development for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD-LID) and adult attention deficit hyperactivity disorder (ADHD). Eltoprazine has been evaluated in over 680 human subjects to date, and has a well-established safety profile. Eltoprazine was originally developed by Solvay Pharmaceuticals for the treatment of aggression. Upon Solvay's merger with Abbott Pharmaceuticals, the eltoprazine program was out-licensed to PsychoGenics. PsychoGenics licensed eltoprazine to Amarantus following successful proof-of-concept trials in PD-LID and adult ADHD.

About Parkinson's Disease and Levodopa-Induced Dyskinesia (PD-LID)

Parkinson's disease is a chronic, progressive neurodegenerative disorder that causes motor symptoms such as tremors, rigidity and slowed movements as well as non-motor symptoms including cognitive impairment, mood disorders and autonomic dysfunction. The Parkinson's Disease Foundation estimates that there are approximately one million people living with Parkinson's disease in the United States and seven to 10 million PD patients worldwide. The most commonly prescribed treatments for Parkinson's disease are levodopa-based therapies. In the body, levodopa is converted to dopamine to replace the dopamine loss caused by the disease. As dopamine neurons in the brain are lost the therapeutic efficacy of levodopa attenuates, and increased use is associated with a side effect of dyskinesias. These are involuntary, uncontrollable and often exaggerated and jerky movements. They are distinct from the static, rhythmic tremor as a symptom of Parkinson's disease. Levodopa-induced dyskinesia can be severely disabling, rendering patients unable to perform routine daily tasks.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS’ Therapeutics division has development rights to eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer’s aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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